                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         SCHEDULE 13D (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                               The St. Joe Company
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    790148100
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                           Swamp Hall Properties,L.P.
                               1600 Rockland Road
                           Wilmington, Delaware 19803
                         Attention: John F. Porter, III

                                    COPY TO:
                            William E. Donnelly, Esq.
                      McGuire, Woods, Battle & Boothe, LLP
                                Washington Square
                          1050 Connecticut Avenue, N.W.
                                   Suite 1200
                             Washington, D.C. 20036
                                 (202) 857-1735
--------------------------------------------------------------------------------
              (NAME, ADDRESS, TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

                               September 30, 1999
--------------------------------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS AMENDMENT )



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and if filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. / /

------------------------------------------------------------------

1.  NAME OF REPORTING PERSON

            Swamp Hall Properties, L.P.

    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

            51-0385980

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS PURSUANT TO
    ITEMS 2(D) OR 2(e)

    [      ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -0-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -0-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.00%

14. TYPE OF REPORTING PERSON

    PN

1. NAME OF REPORTING PERSON

            Alfred I. duPont Testamentary Trust

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            59-0226560

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS PURSUANT TO
    ITEMS 2(D) OR 2(e)

    [      ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Florida

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -49,643,292-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -49,643,292-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -49,643,292-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -49,643,292-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -49,643,292-


12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    57.01%

14. TYPE OF REPORTING PERSON

            OO

1. NAME OF REPORTING PERSON

            The Nemours Foundation

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            59-0634433

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS PURSUANT TO
    ITEMS 2(D) OR 2(e)

    [      ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Florida

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -2,232,408-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -2,232,408-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -2,232,408-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -2,232,408-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -2,232,408-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.56%

14. TYPE OF REPORTING PERSON

            OO

1. NAME OF REPORTING PERSON

            Winfred L. Thornton

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS PURSUANT TO
    ITEMS 2(D) OR 2(e)

    [      ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -3,471-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -51,875,700-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -3,471-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -51,875,700-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -51,879,171-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    59.58%

14. TYPE OF REPORTING PERSON

            IN

1. NAME OF REPORTING PERSON

            Jacob C. Belin

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS PURSUANT TO
    ITEMS 2(D) OR 2(e)

    [      ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -27,765-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -51,875,700-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -27,765-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -51,875,700-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -51,903,465-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    59.61%

14. TYPE OF REPORTING PERSON

            IN

1. NAME OF REPORTING PERSON

            Hugh M. Durden

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS PURSUANT TO
    ITEMS 2(D) OR 2(e)

    [      ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -51,875,700-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -51,875,700-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -51,875,700-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            59.58%

14. TYPE OF REPORTING PERSON

            IN

1. Name of Reporting Person

            John F. Porter, III

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS PURSUANT TO
    ITEMS 2(D) OR 2(e)

    [      ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -51,875,700-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -51,875,700-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -51,875,700-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            59.58%

14. TYPE OF REPORTING PERSON

            IN

1. NAME OF REPORTING PERSON

            William T. Thompson III

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS PURSUANT TO

    ITEMS 2(D) OR 2(e)

    [      ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -1,500-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -52,036,200-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -1,500-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -52,036,200-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -52,037,700-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            59.76%

14. TYPE OF REPORTING PERSON

            IN

1. NAME OF REPORTING PERSON

            Herbert H. Peyton

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS PURSUANT TO
    ITEMS 2(D) OR 2(e)

    [      ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -51,875,700-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -51,875,700-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -51,875,700-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            59.58%

14. TYPE OF REPORTING PERSON

            IN

Item 1.  Security and Issuer

     This Amendment No. 1 to Schedule 13D (the "Amendment") relates to the shares of common stock, no par value ("Common Stock"), of The St. Joe Company, a Florida corporation (the "Issuer"). The address of the Issuer's principal executive office is 1650 Prudential Drive, Suite 400, Jacksonville, FL 32207.

Item 2.  Identity and Background

     a. This Amendment is filed on behalf of Swamp Hall Properties, L.P., a Delaware Limited Partnership (the "Partnership"), and certain entities and persons identified below who are or may deemed to be in control of the Partnership. The Partnership's principal business is to hold debt or equity securities of all types. The business address of the Partnership is 1600 Rockland Road, Wilmington, Delaware 19803.

     b. The general partner of the Partnership is the Rockland Company, a Delaware Corporation (the "General Partner".) The principal business of the General Partner is to exercise the powers and perform the duties of the general partner of the Partnership. All of the outstanding stock in the General Partner is owned by the Alfred I. duPont Testamentary Trust (the "Trust"). In addition, the Trust is the sole limited partner of the Partnership.

     c. The Trustees of the Trust are J.C. Belin, Herbert Peyton, John Porter, W.T. Thompson, III, W.L. Thornton and Hugh M. Durden on behalf of Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, as Corporate Trustee (collectively, the "Trustees"). A majority of the Trustees have the power to elect the directors of the General Partner. In addition, the Trustees constitute the entire Board of Directors of The Nemours Foundation (the "Foundation") and therefore, have voting and dispositive power over the shares of the Issuer held of record by the Foundation. J.C. Belin and W.L. Thornton are also Directors of the Issuer.

     d. During the past five years, neither the Partnership, the General Partner, the Trust, the Trustees nor the Foundation have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     e. During the past five years, neither the Partnership, the General Partner, the Trust, the Trustees nor the Foundation have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or a finding of any violation with respect to such laws.

     f. All of the Trustees are citizens of the United States.

Item 5.  Interest in Securities of the Issuer

     a-c. As of September 30, 1999, the Partnership, as part of a liquidating distribution, distributed to the Trust 49,643,292 shares of the Common Stock, which represented 57.01% of the issued and outstanding shares of Common Stock of the Issuer. As a result of this transaction, the Trust directly and beneficially owns 49,643,292 shares of the Common Stock. As of such date, the Foundation directly and beneficially owned 2,232,408 shares of Common Stock of the Issuer, which represented 2.56% of the outstanding Common Stock of the Issuer. The Trustees, by virtue of their status as the directors of the

Foundation, may be deemed to have indirect beneficial ownership of the shares of Common Stock owned by the Foundation. In addition, as of such date, Jacob C. Belin, a Trustee, directly and beneficially owned 27,765 shares of the Common Stock of the Issuer, William T. Thompson, a Trustee, directly and beneficially owned 162,000 shares of the Common Stock of the Issuer and Winfred L. Thornton, a Trustee, directly and beneficially owned 3,471 shares of Common Stock of the Issuer. The number of shares owned by each of the foregoing Trustees individually and in the aggregate represented less than 1% of the outstanding Common Stock of the Issuer.

     The Trustees, by virtue of their status as Trustees of the Trust and directors of the Foundation, have the power to vote or direct the vote and the power to dispose or direct the disposition of the 49,643,292 shares of Common Stock of the Issuer owned by the Trust and the 2,232,408 shares of Common Stock of the Issuer owned by the Foundation. Each of Messrs. Belin, Thompson and Thornton have the power to vote and to dispose of shares of Common Stock of the Issuer owned individually by such persons.

     Neither the Partnership, the Trust, the Trustees nor the Foundation has effected any other transaction in the Issuer's Common Stock within the past 60 days.

     d. No person or entity other than the Trust has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares of the Issuer's Common Stock owned by the Partnership.

     e. Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                           Swamp Hall Properties, L.P.

                     By:/s/John F. Porter, III
                           ---------------------------------
                           John F. Porter, III, President of
                           The Rockland Company, the managing general partner of Swamp Hall Properties, L.P.
                           (Duly Authorized Representative)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                       /s/ Winfred L. Thornton
                                                     ---------------------------
                                                              (Signature)

                                                          Winfred L. Thornton
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                         /s/ Jacob C. Belin
                                                     ---------------------------
                                                              (Signature)

                                                            Jacob C. Belin
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                     /s/ William T. Thompson III
                                                     ---------------------------
                                                              (Signature)

                                                       William T. Thompson III
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                          /s/ Hugh M. Durden
                                                     ---------------------------
                                                              (Signature)

                                                             Hugh M. Durden
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                       /s/ John F. Porter III
                                                     ---------------------------
                                                              (Signature)

                                                          John F. Porter III
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                     /s/ Herbert H. Peyton
                                                     ---------------------------
                                                              (Signature)

                                                        Herbert H. Peyton
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                       October 27, 1999
                                           -------------------------------------
                                                            (Date)

                                            Alfred I. duPont Testamentary Trust
                                           ------------------------------------
                                                       (Name of Trust)

                                                  /s/ Winfred L. Thornton
                                           ------------------------------------
                                                        (Signature)

                                                    Winfred L. Thornton
                                           ------------------------------------
                                                          (Name)

                                                        Chairman
                                           ------------------------------------
                                                         (Title)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                       October 27, 1999
                                           -------------------------------------
                                                            (Date)

                                                   The Nemours Foundation
                                           ------------------------------------
                                                    (Name of Foundation)

                                                   /s/ Jacob C. Belin
                                           ------------------------------------
                                                        (Signature)

                                                     Jacob C. Belin
                                           ------------------------------------
                                                          (Name)

                                                        Chairman
                                           ------------------------------------
                                                         (Title)

Date: October 27, 1999